Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT, dated as of March 15, 2026 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of February 16, 2026, by and among Kona Bidco, LLC, a Delaware limited liability company (“Parent”), Kona Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”).
WHEREAS, Section 10.11 of the Agreement provides that the Agreement may be amended by written agreement of the Parties at any time prior to the Effective Time, subject to the approval of the Special Committee;
WHEREAS, the Special Committee has approved this Amendment; and
WHEREAS, each of the Parties desires to amend the Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:
Section 1.         Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.
Section 2.         Amendment to Agreement.
2.1 Section 4.05 of the Agreement is hereby amended and restated in its entirety as follows:
“(a) The affirmative vote of a majority of the outstanding voting power of (i) the Company Common Stock, (ii) the Company Series A Preferred Stock (on an as-converted basis), (iii) the Company Series B Preferred Stock (based on the number of Company Series B Warrants outstanding and in accordance with the Series B Certificate of Designations) and (iv) the Company Series C Preferred Stock (based on the number of Company Series C Warrants outstanding and in accordance with the Series C Certificate of Designations) (the securities described in clauses (i)-(iv), collectively, the “Company Voting Stock”), in each case, entitled to vote on the proposal to adopt this Agreement, voting as a single class, and (b) the affirmative vote of at least two-thirds (2/3) of the outstanding voting power of the Company Voting Stock entitled to vote on the proposal to adopt this Agreement, excluding the Company Voting Stock “owned” (as such term is defined in Section 203 of the DGCL) by the Security Holders and their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL) (the requisite votes described in the preceding clauses (a) and (b), together, the “Company Stockholder Approvals”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the consummation of the Transactions.”

2.2 Section 4.06 of the Agreement is hereby amended and restated in its entirety as follows:
“Except to the extent the restrictions on business combinations under Section 203 of the DGCL are applicable to this Agreement or the Transactions, including the Merger, no (i) other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, other than Section 203 of the DGCL, a “Takeover Law”), (ii) stockholder rights agreement, “poison pill” or similar anti-takeover agreement or (iii) restrictions in any comparable anti-takeover provision in the organizational documents of the Company or any Company Subsidiary applies or will apply with respect to this Agreement or the Transactions, including the Merger.”
Section 3.         Representations and Warranties.  Each Party hereby represents and warrants that: (i) it has all necessary corporate or limited liability company power and authority to enter into, and to perform its obligations under, this Amendment, (ii) the execution, delivery and performance of this Amendment by such Party has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of such Party are necessary to authorize this Amendment and (iii) this Amendment has been duly executed and delivered by such Party and, assuming due execution and delivery by all other Parties, constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms subject to the Enforceability Exceptions.
Section 4.         General Provisions.
4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment.  Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.
4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment.  For the avoidance of doubt, all references in the Agreement to “the date hereof” or “the date of this Agreement” shall refer to February 16, 2026.
4.3 This Amendment and the Agreement, taken together with the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Voting Agreements (together with any joinders or other agreements entered into in connection therewith), the Rollover Agreements and the Equity Commitment Letter, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.
4.4 The provisions of Article X (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ Justin Enbody
Name:	Justin Enbody
Title:	Senior Executive Vice President, Chief Financial Officer

KONA BIDCO, LLC

By:	KONA MANAGEMENT HOLDCO, LLC, its managing member

By:	/s/ William J. McMorrow
Name:	William J. McMorrow
Title:	Chief Executive Officer

KONA MERGER SUBSIDIARY, INC.

By:	/s/ William J. McMorrow
Name:	William J. McMorrow
Title:	Chief Executive Officer

[Signature Page to the Amendment to the Agreement and Plan of Merger]